Exhibit 5.1

March 10, 2026

Rocket Pharmaceuticals, Inc.
9 Cedar Brook Drive,
Cranbury, NJ 08512

Ladies and Gentlemen:

We have acted as counsel to Rocket Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), in connection with the issuance and sale by the Corporation from time to time through Cantor Fitzgerald & Co. (as the Agent (as defined in the Sales Agreement (as defined below)) and hereinafter, the “Sales Agent”) of shares of the Corporation’s common stock, par value $0.01 per share (“Common Stock”) having an aggregate offering price of up to $100,000,000 (the “Offering ”), pursuant to that certain Sales Agreement dated March 10, 2026 (the “Sales Agreement”) by and between the Corporation and the Sales Agent (such shares, collectively, the “Offering Common Stock”).

This opinion letter is being delivered in accordance with the requirements of Paragraph 29 of Schedule A of the Securities Act and Item 601(b)(5)(i) of Regulation S-K.

In connection with rendering the opinions set forth below, we have examined (i) the Sales Agreement, (ii) the Registration Statement on Form S-3 (File No. 333-293925) originally filed by the Corporation with the Securities and Exchange Commission (the “Commission”) on March 2, 2026 under the Securities Act of 1933, as amended (the “Registration Statement”), including the exhibits filed therewith; (iii) the base prospectus included in the Registration Statement relating to the Offering, dated March 10, 2026 (the “Base Prospectus”); (iv) the prospectus supplement relating to the Offering (the “Prospectus Supplement”), dated March 10, 2026; (v) the Seventh Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on February 23, 2015, as amended by the Certificate of Amendment of Seventh Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State on January 4, 2018, the Certificate of Amendment of Seventh Amended and Restated Certificate of Incorporation of the Corporation as also filed with the Secretary of State on January 4, 2018, the Certificate of Amendment of Seventh Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State on June 25, 2018, the Certificate of Change of Registered Agent and/or Registered Office of the Corporation as filed with the Secretary of State on August 25, 2022, and the Certificate of Amendment of Seventh Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State on June 20, 2024 (the “Certificate of Incorporation”); (vi) the Corporation’s Amended and Restated By-Laws adopted November 18, 2014 (the “Bylaws” and, together with the Certificate of Incorporation, the “Corporation Organizational Documents”); (vii) resolutions adopted by the Board of Directors of the Corporation (the “Board”) on March 9, 2026 relating to the Sales Agreement, and the delegation of certain power and authority of the Board to the Sales Agent and to certain officers of the Corporation (such resolutions, the “Board Resolutions” and such officers of the Corporation, collectively, the “Authorized Officers” and each, an “Authorized Officer”), and the issuance of up to a maximum of an aggregate of 20,000,000 shares of Common Stock pursuant to the Sales Agreement (the “Maximum Share Amount”); and (viii) a certificate from an officer of the Corporation as to certain matters of fact.

Rocket Pharmaceuticals, Inc.
March 10, 2026

For purposes of rendering our opinions below, we have not examined any document other than the documents listed in clauses (i) through (viii) above (collectively, the “Reviewed Documents” and each, a “Reviewed Document”) and assume that there exists no provision in any document relating to the matters covered by our opinions below that we have not examined that is inconsistent with the Reviewed Documents or our opinions below. We have conducted no independent factual investigation of our own but rather have relied on the Reviewed Documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete, and accurate in all respects.

For purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including without limitation: (i) that each Reviewed Document is accurate and complete; (ii) that each Reviewed Document that is an original is authentic and that each Reviewed Document that is a copy conforms to an authentic original; (iii) that all signatures on each Reviewed Document are genuine; and (iv) that there are no documents or agreements by or among any of the parties to the Sales Agreement (other than each Placement Notice (as defined in the Sales Agreement and hereinafter, a “Placement Notice”)) that could affect any of the opinions expressed herein and no undisclosed modifications, waivers, or amendments (whether written or oral) to any of the Reviewed Documents in connection with this opinion letter. We have further assumed the legal capacity of all natural persons and that: (i) each party to the Reviewed Documents (A) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (B) has the legal capacity, power, and authority to execute, deliver, and perform its obligations under the Reviewed Documents to which it is a party, (C) has taken all action necessary to duly authorize the execution and delivery of, and the performance of its obligations under, the Reviewed Documents, and (D) has duly executed and delivered the Reviewed Documents; (ii) the Reviewed Documents constitute the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms; and (iii) any amendment and/or restatement of any of the Reviewed Documents was accomplished in accordance with, and was permitted by, the relevant provisions of such document and applicable law. In addition, we have assumed that: (i) the Corporation will have sufficient authorized, unissued, and unreserved shares of Common Stock at the time of each issuance and sale of shares of Offering Common Stock to provide for such issuance and sale; (ii) the issuance of all shares of Offering Common Stock will be duly recorded in the Corporation’s stock ledger upon issuance; (iii) that (A) each Authorized Officer will exercise the authority delegated to such Authorized Officer by the Board Resolutions and (B) the Sales Agent will exercise any authority delegated to the Sales Agent by the Board Resolutions, in each case, wholly in accordance with the Board Resolutions and the relevant Placement Notice delivered by the Corporation under the Sales Agreement; (iv) the number of shares of the Offering Common Stock issued and sold in the Offering will not exceed (A) the Maximum Share Amount or (B) the maximum number of shares of Common Stock determined by the relevant Authorized Officer (subject to the Maximum Share Amount) and set forth in the relevant Placement Notice; (v) each Placement Notice delivered under the Sales Agreement will comply with the Board Resolutions; (vi) the Corporation (or the Sales Agent on behalf of the Corporation) will have received the minimum consideration for each share of the Offering Common Stock (A) as has been fixed by the Board Resolutions and (B) determined by the relevant Authorized Officer (which shall not be less than the minimum consideration fixed by the Board Resolutions) and set forth in the relevant Placement Notice delivered pursuant to the Sales Agreement prior to such issuance and sale (the “Minimum Consideration”), and (B) the consideration for each such share (not less than the Minimum Consideration) established by the Sales Agent in accordance with the Sales Agreement prior to such issuance and sale (the “Share Consideration”); (vii) either (A) upon the issuance of each such share of the Offering Common Stock, such share is evidenced by an appropriate certificate that has been duly executed and delivered or (b) the Board has adopted a resolution (that has not been rescinded or revoked) providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the General Corporation Law of the State of Delaware (the “DGCL”) prior to the issuance of each such share and, within a reasonable time after the issuance of such uncertificated share, the registered owner thereof will be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL; and (viii) the issuance of shares of the Offering Common Stock in the Offering will not increase the proportionate share of Common Stock held by any interested stockholder (with the meaning of Section 203(c) of the DGCL) of the Corporation. We have not verified any of the foregoing assumptions.

Rocket Pharmaceuticals, Inc.
March 10, 2026

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of: (i) any other laws; (ii) the laws of any other jurisdiction, including any foreign jurisdiction; or (iii) the law of any county, municipality or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement and any required post-effective amendment thereto will be effective and will comply with all applicable laws at the time the relevant Securities are offered or issued as contemplated by the Registration Statement or any such post-effective amendment, (ii) the shares of the Offering Common Stock will be issued and sold, as applicable, in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, (iii) the Board Resolutions will not have been rescinded, revoked, or otherwise modified prior to the delivery of any Placement Notice or any issuance and sale of shares of Offering Common Stock in the Offering, (iv) the shares of the Offering Common Stock are issued and sold in the Offering in accordance with the Placement Notice against payment of the Share Consideration, (v) the Corporation will remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (vi) the Sales Agreement has not be terminated in accordance with its terms, and (vii) the additional qualifications and other matters set forth in this opinion letter, it is our opinion that the shares of the Offering Common Stock issued and sold in the Offering will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Corporation’s Current Report on Form 8-K filed on March 10, 2026, and to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement forming a part thereof. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Prospectus Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP